Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made, entered into and effective as of January 1, 2010 (the “Effective Date”), between Jiangsu Zhenyu Environmental Protection Technology Co. Ltd., a limited liabilities corporation with its principal place of business located at West St. Gaocheng Town, Yixing City, Jiangsu Province, P.R. China, Postal Code 214214  (the “Company”), and _Boping Li_, an individual residing at West St. Gaocheng Town, Yixing City, Jiangsu Province, P.R. China, Postal Code 214214 (the “Executive”).

WHEREAS, prior commencing to the Effective Date (the “Inception Date”), the Executive has been employed by, and has been performing executive services for, the Company; and

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company in the position of Chief Executive Officer;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1.     Employment Period.  The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the third anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of paragraph 11 herein below, in which case the provisions of paragraph 11 shall control, provided however, that unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least six (6) months prior to the Scheduled Termination Date, this Agreement shall automatically renew for an additional three-year period commencing on the day after the Scheduled Termination Date and terminating on the third anniversary of the day after the Scheduled Termination Date. The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

2.     Position and Duties.  During the term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of Chief Executive Officer, unless and until otherwise instructed by the Company.  The Executive agrees to devote substantially all of his working time, skill, energy and best business efforts during the term of his employment with the Company, and the Executive shall not engage in activities outside the scope of his employment with the Company if such activities would detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement or require substantial amounts of his time or of his services.  Notwithstanding anything to the contrary contained herein, the Executive may hold officer and non-executive director positions (or the equivalent position) in or at other entities that are affiliated and not affiliated with the Company.  The Company acknowledges that the Executive currently holds, and acknowledges the Executive’s right to continue to hold, such positions in such entities and to continue to fulfill his obligations in connection with holding such positions in such entities so long as it does not interfere with his ability to perform his duties and responsibilities hereunder.

3.      No Conflicts.  The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business or engage in any activities that conflict with the Company’s best interests or which is in competition with the Company.

4.     Hours of Work.  The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours.  The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours.

5.     Location.  The locus of the Executive’s employment with the Company shall be the Company’s office located at Gaocheng Yixing.

6.     Compensation.

a.     Base Salary.  During the term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata monthly payments of the annual salary of RMB 216，000Yuan, less all applicable taxes and other appropriate deductions.

b.    Annual Bonus. During the term of this Agreement, the Executive shall be entitled to an annual bonus in an amount of 10% of annual salary for each calendar year (or pro-rata portion thereof in the case of a period of less than twelve (12) months), such bonus shall be approved by the Board based on the operation results of the Company.

7.    Expenses.  During the term of this Agreement, the Executive shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company.  All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

8.      Vacation.  During the term of this Agreement, the paid vacation time of the Executive shall be calculated in accordance with the provisions of Annual Leave Regulations for Employee, and the vacation shall not accumulated between different years.

9.      Stock Options. Subject to the business operation of the Company, the Board shall has the sole authority to grant stock options, and decide the type and amount of stock options herein.

10.     Other Benefits.

During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement, and welfare benefit plans, including, without limitation, health, medical, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried employees.

11.      Termination of Employment.

a.        Death.  In the event that, during the term of this Agreement, the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of death. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions.

b.       “Disability.”  In the event that, during the term of this Agreement, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of “Disability,” as defined hereinbelow, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of Disability. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions through the last date of the Executive’s employment with the Company.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than four consecutive months, or not less than an aggregate of four months during any one-year period.

c.       “Cause.”

(i)     At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of said written demand; (b) the conviction of, or plea of guilty or nolo contendre to, a felony, after the exhaustion of all available appeals; or (c) the willful engaging by the Executive in gross misconduct which is materially and demonstratively injurious to the Company, after a written demand to cease or cure such gross misconduct is delivered to the Executive by the Company, which specifically identifies the manner in which the Company believes that the Executive has committed gross misconduct that is materially and demonstratively injurious to the Company, which gross misconduct does not cease or is not cured by the Executive within thirty (30) days of his receipt of said written demand.

(ii)      Termination of the Executive for “Cause” pursuant to paragraphs 11(c)(i)(a) and (c) shall be made by delivery to the Executive of a copy of the written demand referred to in paragraphs 11(c)(i)(a) and (c), or pursuant to paragraphs 11(c)(i)(b) by a written notice, either of which shall specify the basis of such termination and the particulars thereof and finding that in the reasonable judgment of the Company, the conduct set forth in paragraph 11(c)(i)(a), 11(c)(i)(b) or 11(c)(i)(c), as applicable, has occurred and that such occurrence warrants the Executive’s termination.

(iii)      Upon termination of this Agreement for “Cause,” the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions.

d.       “Good Reason.”

(i)       At any time during the term of this Agreement, subject to the conditions set forth in paragraph 11(d)(iii) hereinbelow, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s consent, of any of the following events: (a) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Inception Date; (b) the assignment to the Executive of a title that is different from and subordinate to the title specified in paragraph 2 hereinabove, or (c) a Change of Control (as defined in paragraph 11(d)(ii) hereinbelow).

(ii)      For purposes of this Agreement, “Change of Control” means the Company’s Board votes to approve: (a) any consolidation or merger of the Company pursuant to which 50 percent or less of the outstanding voting securities of the surviving or resulting company are not owned collectively by the common share holders of Guojun Wang as November 2009 (the “Current Control Group”); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (c) any person or persons, other than the Current Control Group, shall acquire or become the beneficial owner whether directly, indirectly, beneficially or of record, of 50 percent or more of outstanding voting securities of the Company; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than 50 percent of the then outstanding voting securities of the Company.

(iii)      The Executive shall not be entitled to terminate his employment with the Company and this Agreement for “Good Reason” unless and until (a) he shall have received written notice from the Company of the occurrence of an event constituting “Good Reason” as that term is defined in paragraph 11(d)(i) and (ii) hereinabove, which written notice the Company shall deliver to the Executive within five (5) business days of the occurrence of any such event; (ii) he shall have delivered written notice to the Company of his intention to terminate this Agreement or his employment with the Company for “Good Reason,” which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for “Good Reason,” within 30 days of his receipt from the Company of the written notice described in paragraph 11(d)(iii)(a) hereinabove, the Executive’s having obtained actual knowledge of a “Good Reason;” and (c) the Company shall not have eliminated the circumstances constituting “Good Reason” within 30 days of its receipt from the Executive of the written notice described in paragraph11(d)(iii)(a) hereinabove.

(iv)      In the event that the Executive terminates this Agreement and his employment with the Company for “Good Reason,” the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (a) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (b) the Executive’s full base salary through the Scheduled Termination Date; (c) the Executive’s guaranteed annual bonuses that he would have been awarded through the Scheduled Termination Date; (d) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (e) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date (“Continued Benefits”); and (f) severance in an amount equal to the sum of the Executive’s annual base salary in effect immediately prior to his last date of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions.

(v)      The Executive, at his option, shall be entitled to receive the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove in a lump sum within forty-five (45) days of his last date of employment with the Company.  To exercise such option, the Executive shall deliver to the Company written notice therefore within ten (10) business days after his last date of employment with the Company.  If the Executive fails to deliver such written notice within ten (10) business days after his last date of employment with the Company, the amounts described in paragraphs 11(d)(iv)(b) and (c) hereinabove shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraphs 6(a) and (b), had the Executive remained employed by the Company.  The amount described in paragraph 11(d)(iv)(f) shall be paid to the Executive within forty-five (45) days of the Executive’s last date of employment with the Company.

(vi)      The Executive shall have no duty to mitigate his damages, except that Continued Benefits shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive during the period prior to the Scheduled Termination Date by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.

e.          Without “Cause.”

(i)         By The Executive.  At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without “Cause,” as that term is defined in paragraph 11(c)(i) hereinabove, by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without “Cause,” the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions.

(ii)      By The Company.  At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without “Cause,” as that term is defined in paragraph 11(c)(i) hereinabove, by providing prior written notice of at least ninety (90) days to the Executive.  Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (a) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (b) the Executive’s full base salary through the Scheduled Termination Date; (c) the Executive’s guaranteed annual bonuses that he would have been awarded through the Scheduled Termination Date; (d) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (e) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date (“Continued Benefits”); and (f) severance in an amount equal to the sum of the Executive’s annual base salary in effect immediately prior to his last date of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax and other appropriate deductions.

(a)      The Executive, at his option, shall be entitled to receive the amounts described in paragraphs 11(e)(ii)(b) and (c) hereinabove in a lump sum within forty-five (45) days of his last date of employment with the Company.  To exercise such option, the Executive shall deliver to the Company written notice therefore within ten (10) business days after his last date of employment with the Company.  If the Executive fails to deliver such written notice within ten (10) business days after his last date of employment with the Company, the amounts described in paragraphs 11(e)(ii)(b) and (c) hereinabove shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of paragraphs 6(a) and (b), had the Executive remained employed by the Company.  The amount described in paragraph 11(e)(ii)(f) shall be paid to the Executive within forty-five (45) days of the Executive’s last date of employment with the Company.

12.      Confidential Information.

a.        The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since the Inception Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers (“Confidential Information”).  The term “Confidential Information” means, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

b.        Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and (i) until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, or (ii) for one year following the termination of the Executive’s employment by the Company for any reason, whichever is earlier, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity the Confidential Information, whether or not prepared or developed by the Executive.  Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) information concerning the business of the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) technical information concerning products and services of the Company, its affiliates and/or its clients or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients or customers; (vi) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its affiliates and/or its clients or customers; (vii) any other information disclosed to the Executive by, or which the Executive obtained under a duty of confidence from, the Company, its affiliates and/or its clients or customers; (viii) all other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the Company, its affiliates and/or its clients or customers.

c.       The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

d.       In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

13.     Ownership And Assignment of Inventions.

a.       The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books, documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials (“Inventions”). To the extent that any such Inventions relate to any actual or reasonably anticipated business of the Company or any of its affiliates, or falls within, is suggested by or results from any tasks assigned to the Executive for or on behalf of the Company or any of its affiliates, the Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during his or the Company’s regular business hours, are within the scope of his employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions. The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

b.       The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive’s right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

c.        In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity.  The Executive further agrees to execute promptly, at the Company’s request, specific written assignments of the Executive’s right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries.

d.       The Executive acknowledges that all rights, waivers, releases and/or assignments granted herein and made by the Executive are freely assignable by the Company and are made for the benefit of the Company and its Affiliates, subsidiaries, licensees, successors and assigns.

14.      Non-Competition And Non-Solicitation.

a.       The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by the non-competition restrictions set forth herein.  The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.  The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the PRC (the “Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

b.       The Executive hereby agrees and covenants that he shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period of one year following after the termination of this Agreement or of the Executive’s employment with the Company for any reason, in the Geographic Boundary:

(i)       Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the “Business of the Company.”  The “Business of the Company” is defined as providing advertisement service to the public in the P.R.China.

(ii)      Recruit, hire, induce, contact, divert or solicit, or attempt to recruit, hire, induce, contact, divert or solicit, any employee, consultant or independent contractor of the Company to leave the employment thereof, whether or not any such employee, consultant or independent contractor is party to an employment agreement.

15.     Dispute Resolution.  The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved in accordance with relative PRC laws and regulations.

16.     Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered when it is transmitted if transmitted by facsimile or telex, delivered five (5) days after posting the same if posted by mail, and addressed as follows:

If to the Company:

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO. LTD., its legal address at West St. Gaocheng Town, Yixing City, Jiangsu Province, P.R. China

If to the Executive:

Boping Li___ADDRESS: West St. Gaocheng Town, Yixing City, Jiangsu Province, P.R. China, Postal Code 214214__

17.     Miscellaneous.

a.       Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company’s business.

b.      All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of P.R.China.

c.       The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent.  Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

d.      The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of paragraphs 12, 13 and 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of paragraphs 12, 13 and 14 of this Agreement.  The Executive and the Company agree that any pursuit of equitable relief in respect of paragraphs 12, 13 and 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of paragraph 15 of this Agreement.

e.      Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

f.      The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary.  The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect.  Each party has participated fully and equally in the negotiation and drafting of this Agreement.  Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

g.     The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

h.     This instrument constitutes the entire Agreement between the parties regarding its subject matter.  When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement.  In any future construction of this Agreement, this Agreement should be given its plain meaning.  This Agreement may be amended only by a writing signed by the Company and the Executive.

i.      This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.  This Agreement contains headings for ease of reference.  The headings have no independent meaning.

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THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF.

THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.  UNDERSTOOD, AGREED, AND ACCEPTED:

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO. LTD. (Corporate Seal)

Signed by:   /s/ Yuqiang Wu
Name: Yuqiang Wu
Position: (Authorized Representative)

       /s/ Boping Li
Signature: Boping Li